STOCK PURCHASE AGREEMENT

AMONG

STAFFING 360 SOLUTIONS, INC.

(the “Purchaser”)

AND

NEWCSI, INC.

(“NCSI”)

AND

THE SHAREHOLDERS OF NCSI

Dated as of August 14, 2013

TABLE OF CONTENTS

ARTICLE I Definitions	6

1.1 Definitions	8

1.2 Meaning of Knowledge	8

ARTICLE II Purchase and Sale of Shares	8

2.1 Sale and Delivery	8

2.2 Purchase Price	9

2.3 Employment Agreement	11

2.4 Closing	11

2.5 Other Payments at Closing	11

2.6 Accounts Receivable and WIP Reimbursement	11

2.7 Deferred Tax Asset	12

2.8 Forwarding of Payments	12

ARTICLE III Representations and Warranties Concerning NCSI	12

3.1 Organization and Good Standing	12

3.2 Ownership of Shares and CCSI Capital Stock	12

3.3 Consents; Valid Title	13

3.4 Authorization	13

3.5 No Conflicts	13

3.6 Access to Information	13

3.7 Investment	13

ARTICLE IIIA Representation and Warranties Concerning the Shareholders	13

3A.1 Consents	13

3A.2 Authorization	14

3A.3 No Conflicts	14

ARTICLE IV Representations and Warranties Concerning CSI	14

4.1 Organization and Good Standing	14

4.2 Subsidiaries	14

4.3 No Conflicts	14

4.4 Capitalization	15

4.5 Financial Statements	15

4.6 Title to Property; Encumbrances	15

4.7 Insurance	16

4.8 Indebtedness	16

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4.9 Litigation	16

4.10 Income and Other Tax	16

4.11 Employee Benefit Matters	17

4.12 Consents	17

4.13 Material Contracts; No Defaults	17

4.14 Employee and Labor Matters	18

4.15 Principal Customers and Supplies	18

4.16 Books and Records	19

4.17 Intellectual Property	19

4.18 Authorization	19

4.19 Absence of Changes	19

4.20 Absence of Undisclosed Liabilities	19

4.21 Legal Compliance	19

4.22 Illegal Payments	20

4.23 Affiliate Transactions	20

4.24 Money Laundering Laws	20

4.25 Accounts Receivable	20

4.26 Environmental Matters	20

4.27 Disclosure	21

ARTICLE V Representations and Warranties of Purchaser	21

5.1 Organization and Good Standing	21

5.2 Authorization; Compliance with Law	21

5.3 Purchaser Shares	21

5.4 No Conflicts	21

5.5 Consents	21

5.6 Litigation	22

5.7 Exchange Act Documents	22

ARTICLE VI Covenants	22

6.1 Ordinary Course	22

6.2 Dividends; Capital Stock	22

6.3 Covenant Not to Use Name	22

6.4 Confidentiality	23

6.5 Publicity	23

6.6 Required Information	23

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6.7 Insurance	23

6.8 Employment Practices	23

6.9 Transfer Taxes	23

ARTICLE VII Conditions Precedent to Closing	23

7.1 Conditions of the Purchaser	23

7.2 Conditions of NCSI and the Shareholders	25

ARTICLE VIII Indemnification	25

8.1 Survival of Representations and Warranties	26

8.2 Indemnification	26

ARTICLE IX Termination; Amendment and Waiver	27

9.1 Termination	27

9.2 Effect	27

9.3 Amendment	27

9.4 Waiver	28

ARTICLE X General Provisions	28

10.1 Complete Agreement and other Matters	28

10.2 Expenses	28

10.3 Broker's Fees	28

10.4 Further Action	28

10.5 Notice	28

10.6 Right of Set Off	29

10.7 Survival	29

SCHEDULE	SUBJECT

2.1(c)	Excluded Liabilities
4.1	Foreign Qualifications
4.3	No Conflicts
4.6(a)	Liens
4.6(b)	Property Leases and Licenses
4.7	Insurance
4.9	Litigation
4.11(a)	Employee Welfare Plans
4.11(b)	Employee Benefit Plans
4.12	Consents
4.13(a)	Customer Agreements
4.13(b)	Consultant Agreements
4.13(c)	Non-Competition and Non-Disclosure Agreements
4.13(d)	Key Employee Agreements
4.13(e)	Other Material Contracts

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4.13(f)	Defaults
4.13(g)	Agreements for Borrowed Money and Investments
4.14	Employee and Labor Matters
4.15(a)	Major Customer Sales
4.15(b)	Termination of Major Customers
4.19	Material Changes
4.20	Liabilities
4.21	Compliance with Laws
4.23(a)	Affiliate Transactions
4.23(b)	Interests in Assets

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 14, 2013, is by and among Staffing 360 Solutions, Inc., a Nevada corporation (the “Purchaser”), those Persons listed on Exhibit A hereto (individually a “Shareholder”, and individually and collectively the “Shareholders”), and NewCSI, Inc., a Delaware corporation (“NCSI”). The Purchaser, the Shareholders and NCSI are collectively referred to herein as the “Parties.”

This Agreement contemplates a transaction in which the Purchaser will purchase from NCSI all of the issued and outstanding shares of capital stock of Control Solutions International, Inc., a Florida corporation (the “Company” or “CSI”) in consideration of the Purchase Price (as defined below).

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE I

Definitions

1.1         Definitions. In addition to the capitalized terms defined elsewhere in this Agreement, including the recitals, the following capitalized terms, when used herein, shall have the following meanings:

Adjustment Events” has the meaning set forth in Section 2.2(c)(ii) hereof;

“Affiliate” means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, Controls, or is Controlled by or is under common Control with, the specified Person.

“Agreement,” “this Agreement,” “hereto,” “hereof,” “hereunder,” “hereby,” and similar expressions refer to this Stock Purchase Agreement, including the Schedules and exhibits attached hereto, and not any particular article, section, subsection or other subdivision hereof or thereof.

“Annual Financial Statements” has the meaning set forth in Section 4.5(a) hereof.

“Business Day” means a day, other than Saturday or Sunday, on which banks in Boston, Massachusetts and New York, New York are open to the public for the transaction of their normal banking business.

“CCSI” means Canada Control Solutions International, Inc., the wholly-owned British Columbia subsidiary of CSI.

“Cash Portion of the Purchase Price” has the meaning set forth in section 2.2(a) hereto.

“Closing” has the meaning set forth in Section 2.4 hereof.

“Closing Date” has the meaning set forth in Section 2.4 hereof.

“Closing Payment” has the meaning set forth in Section 2.2 hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

“Consents” has the meaning set forth in Section 4.12 hereof.

“Control” (including the terms “Controlling,” “Controlled By,” and “under Common Control With”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, by position or otherwise.

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“Disclosure Schedule” means, individually, a Schedule referred to in Article IV hereof, and collectively, all of the Schedules referred to in Article IV hereof.

“Earn Out” has the meaning set forth in Section 2.2(c)(i) hereof.

“Earn Out Period” has the meaning set forth in Section 2.2(c)(i) hereof.

“Earn Out Statement” has the meaning set forth in Section 2.2(c)(i) hereof.

“EBITDA” means earnings before interest, taxes, depreciation and amortization and shall be calculated in accordance with generally accepted accounting principles, consistently applied.

“Eligible Accounts” means the accounts receivable of CSI and CCSI that have not been outstanding for more than 90 days as of the Closing Date.

“Eligible Accounts Payment” has the meaning as set forth in Section 2.6.

“Employment Agreement” has the meaning set forth in Section 2.3 hereof.

“Environmental Law’ has the meaning set forth in Section 4.26 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.1(b) hereof.

“Excluded Liabilities” has the meaning set forth in Section 2.1(c) hereof.

“Financial Statements” means the Annual Financial Statements and the Interim Financial Statements.

“Governmental Body” means any foreign, federal, state, provincial or local governmental body or political subdivision thereof, and any agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including, without limitation, all taxing authorities.

“Gross Profit” means, with respect to any particular month or portion hereof, the difference between gross revenue and the cost of services sold for such month (or portion thereof) reduced by the cumulative losses, if any, measured as the difference between gross revenue and cost of services sold of all prior month(s) beginning with the month (or portion thereof) which includes the Closing Date to the extent such losses have not been offset by Gross Profits in succeeding months.

“Indebtedness” has the meaning set forth in Section 4.8 hereof.

“Interim Financial Statements” has the meaning set forth in Section 4.5(a) hereof.

“Key Employee” means an employee of CSI or CCSI who meets any one or more of the following criteria: (i) owns either directly or indirectly at least five percent of the issued and outstanding stock of NCSI; or (ii) is an officer or member of the Board of Directors of CSI or CCSI.

“Lien” means any interest, consensual or otherwise, in property securing a monetary obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, including without limitation, all liens, mortgages, security interests, pledges, deeds of trust, statutory liens for unpaid rentals, options or other charges and encumbrances.

“Material” or “Materially” (whether or not capitalized) means (a) a contract with a value in excess of Fifty Thousand Dollars ($50,000), or (b) an effect on CSI or CCSI in excess of Fifty Thousand Dollars ($50,000).

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“Material Adverse Change” or “Material Adverse Effect” means any change, effect, event, occurrence or state of facts that is, or is reasonably likely to be, Materially adverse to the business and/or financial condition, assets, results of operations or prospects of CSI and CCSI (on a combined basis), other than any change, effect, event, occurrence or state of facts relating to the economy in general.

“Permitted Lien” has the meaning set forth in Section 4.6(a) hereof

“Person” means any individual, corporation, partnership, limited liability company or partnership, unincorporated association, trust, joint venture or other organization or entity.

“Purchase Price” has the meaning set forth in Section 2.2 hereof.

“Purchaser Shares” has the meaning set forth in Section 2.2(b) hereof.

“Schedule” means any Schedule to this Agreement, including without limitation any Disclosure Schedule.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning set forth in Section 2.1(a) hereof.

“Subsidiary” means, as to any particular parent corporation, any corporation, partnership, trust, joint venture, limited liability company, association, or other business entity, as to which more than fifty percent (50%) of the outstanding stock or equity interests having ordinary voting rights or power of which at the time is owned or Controlled by such parent corporation or by one or more Subsidiaries of such parent corporation.

“Transaction Documents” means this Agreement and the other agreements, documents and instruments contemplated hereby.

“Work in Process” or “WIP” means the right to receive payment from a client of CSI or CCSI for services provided by CSI or CCSI (whether the services are complete or incomplete) before the Closing Date and which, as of the Closing Date, has not been included in an invoice sent to the client. Work in Process is separate and distinct from CSI’s and CCSI’s accounts receivable, for purposes of this Agreement.

1.2          Meaning of “Knowledge.”

For the purposes of this Agreement, any reference to the existence or absence of facts which is indicated to be based on the Knowledge of NCSI means the actual knowledge of any of the Shareholders or the Key Employees of CSI or CCSI.

ARTICLE II

Purchase and Sale of Shares

2.1          Sale and Delivery

(a)          Purchase of Shares. On the terms and subject to the conditions set forth in this Agreement, NCSI hereby agrees to sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser hereby agrees to purchase, acquire and take assignment and delivery of, all of the shares of capital stock of CSI held by NCSI, which on the Closing Date shall collectively constitute one hundred percent (100%) of the issued and outstanding shares of capital stock of CSI (the “Shares”), free and clear of any and all Liens.

(b)          Excluded Assets. Notwithstanding the purchase of the Shares, the Parties acknowledge and agree that Purchaser shall acquire no interest in: (i) any bank accounts or investment accounts of CSI or CCSI or cash therein as such exist immediately prior to the Closing, (ii) any account Receivable not deemed an Eligible Account as of the Closing Date; (iii) the cell phones and cell phone numbers of any Shareholder or any employee of CSI or CCSI; or (iii) any LinkedIn account or Facebook, Twitter or other social media account of any Shareholder or any employee of CSI or CCSI; all of which items in clauses (i) through (iii) shall belong to NCSI, the Shareholders or the employees of CSI or CCSI, as the case may be (the “Excluded Assets”).

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(c)          Excluded Liabilities. Notwithstanding the purchase of the Shares, the Parties acknowledge and agree that CSI shall not retain and the Purchaser shall not assume the liabilities set forth on Schedule 2.1(c) to be attached to this Agreement at the Closing Date (the “Excluded Liabilities”).

2.2          Purchase PriceThe aggregate consideration to be paid by the Purchaser to NCSI for the sale and purchase of the Shares (the “Purchase Price”) shall be the sum of the Cash Portion of the Purchase Price and the Purchaser Shares payable at Closing as set forth in Sections 2.2(a) and (b) below (the “Closing Payment”), plus (b) the amount of the Earn Out determined and paid as set forth in Section 2.2(c) below. The Purchase Price shall be payable as follows:

(a)          Cash Portion of the Purchase Price at Closing. At the Closing, the Purchaser shall pay to the NCSI $205,000 plus (i) the Eligible Accounts Payment, as defined in Section 2.6 and (ii) an amount equal to the prepaid expenses and prepaid rent of the Company as of the Closing Date in immediately available funds by (i) wire transfer to accounts specified by NCSI, (collectively, the “Cash Portion of the Purchase Price”).

(b)          Purchaser Shares. At the Closing, the Purchaser shall pay the remaining $204,000 of the Closing Payment by the issuance to NCSI of One Hundred Thirty Six Thousand (136,000) restricted shares of the Purchaser’s common stock (the “Purchaser Shares”) valued at a price of $1.50 per share. The Purchaser Shares will be issued free and clear of all Liens, and will have all rights associated with Purchaser’s common stock issued to or held by the other shareholders of the Purchaser and piggyback registration rights as provided in a registration rights agreement in form and substance satisfactory to Purchaser and NCSI. The Purchaser Shares may be transferred by NCSI to Shareholders, subject to the forfeiture provisions as set forth in Section 8.2(c).

(c)          Earn Out.

(i)           Calculation and Payment of Earn Out. In addition to the Closing Payment payable at Closing, the Purchaser shall pay to NCSI performance based compensation (the “Earn Out”) in an amount in cash equal to Twenty percent (20%) of CSI’s and CCSI’s consolidated Gross Profit, calculated as described herein, from the Closing Date through the end of the sixteenth (16th) quarter following the Closing Date (the “Earn Out Period”) not to exceed a total of Two Million One Hundred Thousand Dollars ($2,100,000).

For purposes of the Earn Out, “CSI’s Gross Profit” means the consolidated Gross Profit of CSI and CCSI or, if CSI is not operated as a separate subsidiary of the Purchaser, the Gross Profit of the division or other internal organization of the Purchaser which includes the business formerly conducted by CSI and any additional gross profit that is generated from client projects that the Staffing 360 ° CSI division manages, whether from organic growth or business acquisition.

The Earn Out shall be calculated monthly on the last day of each month then ended, and shall be paid by the fifteenth (15th) day of the immediately succeeding month. If the Closing Date does not occur on the last day of a month, the Gross Profit for the number of days from the Closing Date to the commencement of the next month shall be included in the Earn Out calculation for such first month.

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With each monthly payment of the Earn Out, if any, the Purchaser shall deliver to NCSI and each Shareholder a statement detailing the calculation of the payment based on the consolidated Gross Profit of CSI and CCSI and additional Gross Profit that is generated from client projects that the Staffing 360 ° CSI division manages, whether from organic growth or business acquisition during the applicable month (the “Earn Out Statement”). During the term of this Earn-Out, NCSI and/or any internal or external audit representative acting on behalf of NCSI (the “Seller Audit Representatives”) will have the right, and Purchaser will provide access to NCSI and Seller Audit Representatives, during regular business hours, to audit and inspect the financial records of Purchaser as may be reasonably necessary to verify the Purchaser’s compliance with the Earn Out payments due hereunder that may relate to the calculation of Gross Profit in order to verify such calculation, subject to Purchaser’s right to require any Seller Audit Representative to execute a customary non-disclosure agreement. In the event the Auditor reasonably determines that there was an underpayment of the Earn Out to NCSI or the Shareholders for any period, the Purchaser will pay such underpayment within thirty (30) days after the date the Purchaser receives such Auditor’s written report. In the event the Auditor reasonably determines that there was an overpayment of the Earn Out for any period, the overpayment will be credited toward future payments of the Earn Out, if any, to be paid by the Purchaser to NCSI under this Agreement, provided, however, that in the event no further payments of the Earn Out will become due under this Agreement, said overpayment will be paid by NCSI and the Shareholders to the Purchaser within thirty (30) days after the date NCSI receives such Auditor’s written report. If an underpayment of the Earn Out is greater than $10,000 as determined by the Auditor to be payable to NCSI or the Shareholders, the reasonable fees and expenses charged by the Auditor will be paid by the Purchaser; otherwise the fees and expenses charged by such Auditor shall be paid by NCSI.

At any time within one (1) Business Day prior to a payment owed under this Agreement (whether for the Cash Portion of the Purchase Price, the Purchaser Shares, an Earn Out payment, or an Adjustment Amount), NCSI may direct the Purchaser in writing to pay such amount(s) directly to the Shareholders, on a pro rata basis according to their ownership of NSCI (currently 1/3 held by each of them). Purchaser is entitled to rely on such written instructions if signed by all three current Shareholders.

(d)          Adjustment to Earn Out. The Purchaser acknowledges and agrees that the following events (“Adjustment Events”) may have a negative impact on CSI and CCSI’s consolidated Gross Profit. The Purchaser further acknowledges that the actual damages likely to result from an Adjustment Event are difficult to estimate on the date of this Agreement and would be difficult for NCSI or the Shareholders to prove. Therefore, the Purchaser acknowledges and agrees that, upon the occurrence of an Adjustment Event, the Purchaser shall pay NCSI, an amount equal to, in the case of Adjustment Event listed in (i), (ii), (iii) or (iv) below, $1.4 million less the amount of any Earn Out previously paid to NCSI or the Shareholders; and in the case of all other Adjustment Events, $2.1 million less the amount of any Earn Out previously paid to NCSI or the Shareholders (the “Adjustment Amount”), provided that the Shareholders of NCSI has provided written notice to the Purchaser alleging that an Adjustment Event set forth in (v), (vi) or (vii) has occurred. Additionally, the Purchaser agrees to pay any reasonable legal fees of NCSI and the Shareholders in connection with the collection of any Earn Out. The Parties intend that the Purchaser’s payment of the Adjustment Amount would serve to compensate NCSI and the Shareholders for any Adjustment Event, and they do not intend for it to serve as a penalty to the Purchaser for any such Adjustment Event. The payment of any Adjustment Amount shall not, however, limit the ability of NCSI or the Shareholders to pursue any other Indemnity claims or any other remedies under this Agreement or the law. Any Adjustment Amount shall be applied toward the final payment amount due under the Earn Out, and the regular schedule of Earn Out payments shall continue as if the Adjustment Amount had not been paid, until such time as the full Earn Out obligation (including Adjustment Amounts paid) has been satisfied.

For purposes of this Section, the occurrence of any of the following events constitutes an “Adjustment Event”:

i.	The failure of the Purchaser to pay any Earn Out amount due, and such failure is not cured within thirty (30) days after the due date;

ii.	The failure of the Purchaser to perform, keep or observe any term, provision, condition, covenant, warranty or representation contained in this Agreement;

iii.	Any warranty, representation or statement made or furnished to the Shareholders by or on behalf of the Purchaser in connection with the transactions contemplated under this Agreement proves at any time to be not true and correct in any material respect.

iv.	The occurrence of any material breach by Purchaser under the Dealy, Gesualdi or Cooper Employment Agreements;

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v.	the Purchaser, or CSI or CCSI for so long as CSI or CCSI are operated as a separate companies from the Purchaser, shall (a) apply for or consent to the appointment of a receiver, conservator, trustee or liquidator of all or a substantial part of any of its assets; (b) be unable, or admit in writing its inability, to pay its debts as they mature; (c) file or permit the filing of any petition, case, arrangement, reorganization, or the like under any insolvency or bankruptcy law, or the adjudication of it as a bankrupt, or the making of an assignment for the benefit of creditors or the consenting to any form of arrangement for the satisfaction, settlement or delay of debt or the appointment of a receiver for all or any part of its properties; or (d) take any action for the purpose of effecting any of the foregoing;

vi.	An order, judgment or decree shall be entered, or a case shall be commenced, against the Purchaser, CSI or CCSI without the application, approval or consent of the Purchaser, CSI or CCSI, as applicable, by or in any court of competent jurisdiction, approving a petition or permitting the commencement of a case seeking reorganization or liquidation of the Purchaser, CSI or CCSI, or appointing a receiver, trustee, conservator or liquidator of the Purchaser, CSI or CCSI, or of all or a substantial part of their respective assets and the Purchaser, CSI or CCSI, as applicable, by any act, indicates its approval thereof, consent thereto, or acquiescence therein, or such order, judgment, decree or case shall continue unstayed and in effect for any period of thirty (30) consecutive days;

vii.	The dissolution, termination of existence of the Purchaser, CSI or CCSI

2.3          Employment Agreement. As of the Closing, the Purchaser, CSI, and each of Margaret Gesualdi, Charlie Cooper and Simon Dealy will each enter into an employment agreement, in form attached hereto as Exhibit XX (the “Employment Agreement(s)”).

2.4          Closing. The purchase and sale of the Shares and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall occur on such date, hour and place as shall be agreed upon in writing by NCSI and the Purchaser, but not later than forty five (45) days from the date of the completion of the audit of the Financial Statements of CSI and CCSI by the CPA firm of RBSM, LLP (the “Audit”) (unless said date is otherwise mutually extended in writing by the Parties), upon fulfillment of all (or waiver in writing of certain) conditions precedent to the Closing, said date being generally referred to as the “Closing Date.” The parties will agree on the Closing Date at least five (5) business days in advance, in order for Seller to provide required notice of the Closing Date to interested third parties.

2.5          Other Payments at Closing. If necessary, at the Closing the Parties shall make such payments to each other as the Parties may agree prior to the Closing in order to address certain issues, including without limitation, balance sheet items, and such issues as Excluded Liabilities, reimbursement of prepaid expenses, and timing of collection of accounts receivable.

2.6          Accounts Receivable and WIP Reimbursement. In connection with the accounts receivable and WIP of CSI and CCIS that Purchaser acquires pursuant to this Agreement, Purchaser and NCSI agree as follows:

(a)          Eligible Accounts. At the Closing, Purchaser shall pay the NCSI, in cash, an amount equal to eighty percent (80%) of the value of the Eligible Accounts (the “Eligible Accounts Payment”). This amount shall be included in the definition of “Cash Consideration.” Pursuant to Section 2.6(e) below, NCSI may be entitled to an additional payment related to the remainder of the Eligible Accounts.

(b)          Other Accounts Receivable. Purchaser shall pay NCSI, in cash, an amount equal to 100% of any collections of CSI’s or CCSI’s accounts receivable billed prior to Closing acquired by Purchaser, in excess of the amount paid at the Closing for the Eligible Accounts pursuant to Section 2.6(a) and for related financing costs pursuant to Section 2.6(d). Such payment, if any, shall be made in accordance with Section 2.6(e) below.

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(c)          Work in Process. Within five (5) Business Days after the Closing Date, NCSI, CSI and CCSI shall provide Purchaser with a report and supporting documentation that detail the Work in Process of both CSI and CCSI as of the Closing. Purchaser shall cause CSI and CCSI to include this Work in Process in CSI’s and CCSI’s next monthly invoices sent to clients. At the time that CSI or CCSI send the invoices to clients that include acquired Work in Process, Purchaser shall pay NCSI, in cash, an amount equal to eighty percent (80%) of the amount of the Work in Process as invoiced.

(d)          Cost of Financing. Purchaser’s financing cost for the Eligible Accounts Payment required by Section 2.6(a) above shall be paid by NCSI. The cost shall be the direct charges charged to Purchaser by Purchaser’s bank for its working capital line, as described in Schedule 2.6(d) attached hereto. This cost shall be paid or deducted by Purchaser from any payments owed to NCSI, as the case may be, pursuant to Section 2.6(e) below.

(e)          Final Settlement. On the first Business Day that is 120 days after the Closing Date, the parties shall determine the total amount collected by Purchaser from acquired accounts receivable of CSI and CCSI, including both Eligible Accounts and accounts receivable that did not so qualify. If the total collected by Purchaser during the 120-day period exceeds the Eligible Accounts Payment plus the financing cost calculated pursuant to Section 2.6(d) above, then Purchaser shall pay NCSI such excess within ten (10) days. If the total collected by Purchaser during the 120-day period is less than the Eligible Accounts Payment and Work in Process plus the financing cost calculated pursuant to Section 2.6(d) above, then Purchaser shall deduct such shortfall from the next Earn-Out payment(s) owed to NCSI until the shortfall is fully repaid. In any event, any uncollected accounts receivable as of the 120th day after the Closing Date shall be assigned to NCSI, after which NCSI shall retain any amounts collected and Purchaser will forward to NCSI any amounts received with respect to the re-assigned accounts.

2.7          Deferred Tax Asset. Within 90 days after December 31, 2013, the Purchaser shall reasonably finalize the dollar value of Deferred Tax Assets as of the Closing Date that have accrued or will benefit in the future to CSI or the Purchaser as a result of the Purchaser’s acquisition of CSI (the “Deferred Tax Benefit”) and without regard as to whether or not such Deferred Tax Asset has been or can be used in the current tax year or is deferred to a future tax year. Fifty Percent (50%) of the Deferred Tax Benefit shall be paid in cash to NCSI on the next scheduled Earn Out payment date following the completion of such determination.

2.8          Forwarding of Payments. The Purchaser will immediately deliver to NCSI any amounts received from clients or other third parties that are due to NCSI, without offset of any kind, and NCSI will immediately deliver to Purchaser any amounts received from clients or other third parties that are due to the Purchaser, without offset of any kind.

ARTICLE III

Representations and Warranties

Concerning NCSI

NCSI and the Shareholders hereby, jointly and severally, represent and warrant to the Purchaser, that:

3.1          Organization and Good Standing. NCSI has been duly organized and is validly existing as a corporation in good standing under the laws of the state of Delaware with full power and authority to own or lease its properties and to conduct its business as currently conducted. NCSI is duly qualified, licensed or admitted to do business as a foreign corporation and is in good standing in every jurisdiction in which the operation of its business or the ownership of its assets requires it to be so qualified, licensed, admitted or in good standing. Schedule 3.1 lists all of the jurisdictions in which NCSI is qualified to do business as a foreign corporation.

3.2          Ownership of Shares and CCSI Capital Stock. NCSI owns of record and beneficially the Shares (which constitute 100% of the issued and outstanding shares of capital stock CSI), free and clear of any and all Liens. NCSI has good and valid title to the Shares, free and clear of all Liens. CSI owns of record and beneficially 100% of the issued and outstanding shares of capital stock of CCSI (the “CCSI Shares”), free and clear of any and all Liens. CSI has good and valid title to all of the CCSI Shares, free and clear of any and all Liens. Upon delivery of the Shares to be sold by NCSI hereunder and payment of the Closing Payment at the Closing pursuant to this Agreement, the Purchaser will receive good and valid title to the Shares, free and clear of all Liens and other encumbrances.

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3.3          Consents; Valid Title. All consents, approvals and waivers necessary for the execution and delivery by NCSI of this Agreement and the other Transaction Documents to which NCSI is a party, the sale and delivery of the Shares to be sold by NCSI hereunder and the consummation of the transactions contemplated hereby and thereby have been obtained or will be obtained on or prior to the Closing Date, and NCSI has, and immediately prior to the Closing will have, full right, power, authority and capacity to enter into and perform fully NCSI’s obligations under this Agreement and the other Transaction Documents to which NCSI is a party, including without limitation to sell, assign, transfer and deliver the Shares pursuant to this Agreement.

3.4          Authorization. NCSI has all requisite corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party. All corporate action required to be taken by NCSI’s Board of Directors and shareholders in order to authorize NCSI to enter into and perform this Agreement and the other Transaction Documents to which it is a party has been taken or will have been taken prior to the Closing. This Agreement and the other Transaction Documents to which NCSI is a party, when executed and delivered by NCSI, shall constitute the valid and legally binding obligation of NCSI, enforceable against NCSI in accordance with its terms except: (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5          No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents by NCSI and the consummation of the transactions contemplated hereby and thereby by NCSI will not conflict with, require consent or result in a breach or violation of any term or provision of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which NCSI is a party or by which any of NCSI’s assets are bound.

3.6          Access to Information. NCSI is a sophisticated investor with respect to the acquisition of the Purchaser Shares, has adequate information concerning the Purchaser Shares and the business and financial condition of the Purchaser and its assets and has been given the information necessary to make an informed decision regarding this Agreement and the transactions contemplated hereby and has independently made its analysis and decision to enter into and consummate this Agreement based upon such information NCSI deems appropriate.

3.7          Investment. NCSI is acquiring the Purchaser Shares in a private placement pursuant to Section 4(2) of the Securities Act. NCSI understands that the Purchaser Shares are “restricted securities” as defined in Rule 144 under the Securities Act and have not been registered under the Securities Act and NCSI is acquiring the Purchaser Shares in accordance with an exemption from registration under the Securities Act. NCSI acknowledges that it will not reoffer, resell, pledge or otherwise transfer any Purchaser Shares except pursuant to an applicable exemption under the Securities Act or an effective registration statement, in each case in accordance with any applicable securities laws of any state of the United States or any other relevant jurisdiction.

ARTICLE IIIA

Representations and Warranties

Concerning the Shareholders

Each Shareholder, severally as to such Shareholder only, and not jointly and severally, represents and warrants to the Purchaser, that:

3A.1      Consents. All consents, approvals and waivers necessary for the execution and delivery by such Shareholder of this Agreement and the other Transaction Documents to which such Shareholder is a party and the consummation of the transactions contemplated hereby and thereby have been obtained or will be obtained on or prior to the Closing Date, and such Shareholder has, and immediately prior to the Closing will have the capacity to enter into and perform fully his or her obligations under this Agreement and the other Transaction Documents.

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3A.2      Authorization. Such Shareholder has all requisite capacity to execute, deliver and perform this Agreement and the other Transaction Documents to which he or she is a party. This Agreement and other Transaction Documents to which such Shareholder is a party, when executed and delivered by such Shareholder, shall constitute the valid and legally binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms except: (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3A.3      No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents by such Shareholder and the consummation of the transactions contemplated hereby and thereby by such Shareholder will not conflict with, require consent or result in a breach or violation of any term or provision of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Shareholder is a party or by which any of such Shareholder’s assets are bound.

ARTICLE IV

Representations and Warranties

Concerning CSI

As a material inducement to the Purchaser to enter into and perform its obligations under this Agreement, the NCSI, CSI, CCSI and the Shareholders represent and warrant to the Purchaser as of the date of this Agreement (subject to the Seller Disclosure Schedules) that each of the representations, warranties and statements contained in the following sections of this Article IV (a) is true and correct as of the date hereof and (b) will be true and correct as of the Closing Date (provided that NCSI, CSI, CCSI or the Shareholders may, up to two (2) business days before the scheduled Closing Date, deliver to the Purchaser amendments to the Seller Disclosure Schedules as required to make the following representations and warranties true, complete and not misleading as of the Closing Date, and if such amendments disclose a Material Adverse Change, the Purchaser’s conditions to closing under Section 7.1, in particular Section 7.1(e), shall not be satisfied):

4.1          Organization and Good Standing. CSI has been duly organized and is validly existing as a corporation in good standing under the laws of the state of Florida with full power and authority to own or lease its properties and to conduct its business as currently conducted. CSI is duly qualified, licensed or admitted to do business as a foreign corporation and is in good standing in every jurisdiction in which the operation of its business or the ownership of its assets requires it to be so qualified, licensed, admitted or in good standing, except where failure to so qualify would not have a material adverse effect on CSI. Schedule 4.1(a) lists all of the jurisdictions in which CSI is qualified to do business as a foreign corporation. CCSI has been duly organized and is validly existing as a corporation in good standing under the laws of the province of British Columbia, Canada with full power and authority to own or lease its properties and to conduct its business as currently conducted. CCSI is duly qualified, licensed or admitted to do business as a foreign corporation and is in good standing in every jurisdiction in which the operation of its business or the ownership of its assets requires it to be so qualified, licensed, admitted or in good standing, except where failure to so qualify would not have a material adverse effect on CCSI. Schedule 4.1(b) lists all of the jurisdictions in which CCSI is qualified to do business as a foreign corporation.

4.2          Subsidiaries. CCSI is the only Subsidiary of CSI. CCSI has no Subsidiaries.

4.3          No Conflicts. Except as set forth on Schedule 4.3, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any term or provision of, or constitute a default under, the charter or bylaws of CSI or CCSI, or any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which CSI or CCSI is a party or by which CSI or CCSI is bound or to which any of the property or assets of CSI or CCSI is subject, or (ii) violate or conflict with any law or order to which CSI or CCSI is subject.

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4.4          Capitalization. The authorized, issued and outstanding capital stock of CSI is set forth in Schedule 4.4(a). At the Closing, the Shares shall constitute all of the issued and outstanding equity securities of CSI. The Shares have been duly authorized and validly issued and are outstanding, fully paid and nonassessable. The Company holds no treasury stock. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from CSI any shares of any class of capital stock, or any securities or other instruments convertible into or exchangeable for shares of capital stock of CSI, and no commitments to issue any such securities or instruments. The authorized, issued and outstanding capital stock of CCSI is set forth in Schedule 4.4(b). At the Closing, the CCSI Shares shall constitute all of the issued and outstanding equity securities of CCSI. The CCSI Shares have been duly authorized and validly issued and are outstanding, fully paid and nonassessable. CCSI holds no treasury stock. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from CCSI any shares of any class of capital stock, or any securities or other instruments convertible into or exchangeable for shares of capital stock of CCSI, and no commitments to issue any such securities or instruments.

4.5          Financial Statements.

(a)          Each of CSI and CCSI maintains its financial information and creates its financial statements with the use of “QuickBooks” and Solomon software programs. NCSI has delivered to the Purchaser true and complete copies of (i) balance sheet, the statements of assets, liabilities and stockholders’ equity of CSI and CCSI, on a combined basis, as of December 31, 2012, and 2011, and the related statements of revenue and expenses for the twelve months then ended (the “Annual Financial Statements”); and (ii) the balance sheet (“Latest Balance Sheet”), statement of assets, liabilities and stockholders’ equity of CSI and CCSI, on a combined basis, for the year-to-date ending May 31, 2013, and the related statements of revenue and expenses for the period then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).

(b)          The Financial Statements (including in all cases the notes thereto, if any) are accurate and complete in all material respects, have been prepared from and are consistent with the books and records of CSI and CCSI (which books and records are correct and complete in all material respects) and present fairly, in all material respects, the financial position of CSI and CCSI as of the dates indicated therein and the results of operations and changes in financial position of CSI and CCSI for the periods specified therein and, to the Knowledge of NCSI, the Financial Statements have been prepared in accordance with accounting principles applied on a consistent basis during the periods covered thereby. The Purchaser will be afforded the opportunity to have the CPA firm of RBSM, LLP conduct the Audit of the Financial Statements.

4.6          Title to Property: Encumbrances.

(a)          Each of CSI and CCSI has, and immediately prior to the Closing each of CSI and CCSI will have, good, clear and marketable title to all real property and good, clear and valid title to all personal property reflected on the Interim Financial Statements and all real property and personal property acquired by CSI and CCSI since June 30, 2013, in each case free and clear of all Liens except (i) as set forth on Schedule 4.6(a) hereto and (ii) for Permitted Liens. The term “Permitted Liens,” as used in this Agreement, shall mean (i) statutory liens for taxes or assessments not at the time due, (ii) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, (iii) carriers’, warehousemen’s, mechanics’, laborers’ and material men’s liens if the obligations secured by such liens are not then delinquent, (iv) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not detract from the value of the property encumbered thereby or impair the use of such property in the business of CSI or CCSI, as applicable.

(b)          All real property, personal property leases and licenses pursuant to which CSI or CCSI leases or licenses from others real or personal property are valid, subsisting and effective in accordance with their respective terms, and there is not, under any real property lease, license or personal property lease, any existing default or event of default of CSI, CCSI or any other party thereto. Schedule 4.6(b) hereto contains a list of all real property leases, licenses and personal property leases under which CSI and/or CCSI is the lessee or licensee. True and complete copies of all real property leases, licenses and personal property leases listed on said Schedule 4.6(b) hereto have been delivered to Purchaser heretofore. Except as set forth on said Schedule 4.6(b), no such lease or license will require the consent of the lessor or licensor to or as a result of the consummation of the transactions contemplated by this Agreement. CSI and CCSI do not own any real property.

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4.7          Insurance. Schedule 4.7 hereto contains a true and complete list of all insurance policies currently in force that cover or purport to cover risks or losses to or associated with CSI’s and CCSI’s business, operations, premises, properties, assets, employees, agents and directors and all such policies are in full force and effect. CSI and CCSI have not received notice advising them that they will be unable to renew their existing insurance coverage as and when the same shall expire upon terms at least as favorable as those currently in effect, other than possible increases in premiums. Except as disclosed in Schedule 4.7, neither CSI nor CCSI has received any notice that any insurer under any policy referred to in this Section 4.7 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

4.8          Indebtedness. CSI has no liability or obligation for Indebtedness except as disclosed in Schedule 4.8(a). CCSI has no liability or obligation for Indebtedness except as disclosed in Schedule 4.8(b). The term “Indebtedness”, as used in this Agreement, shall mean: (a) any liability of CSI or CCSI created or assumed by CSI or CCSI, as applicable: (i) for borrowed money; (ii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed or to be consumed in the ordinary course of CSI’s or CCSI’s business), including securities and debt instruments; (iii) in respect of letters of credit issued for CSI’s or CCSI’s account and “swaps” of interest and currency exchange rates (and other interest and currency exchange rate hedging agreements) to which CSI or CCSI is a party; or (iv) for the payment of money as lessee under leases that are consistent with the past practice of CSI or CCSI described in the Financial Statements recorded as capital leases for financial reporting purposes; and (b) any amendment, renewal, extension, revision or refunding of any such liability or obligation; provided, however, that Indebtedness shall not include any liability for: (1) compensation of Company or CCSI employees in the ordinary course of business; (2) interest that has been accrued and is not yet due and payable; (3) inventory or similar property acquired and consumed or to be consumed in the ordinary course of CSI’s or CCSI’s business; (4) services in the ordinary course of business; (5) rent or other amounts payable under real or personal property leases that have been as disclosed elsewhere herein, other than capital leases as described in subsection (a)(iv) above; (6) amounts payable on credit cards to the extent used to acquire inventory or similar property; and (7) utility bills, property taxes and other accounts payable.

4.9          Litigation. Except as set forth on Schedule 4.9 hereto, there is no claim, legal action, suit, arbitration, or mediation proceeding or other legal, administrative or governmental investigation, inquiry or proceeding pending or, to the Knowledge of NCSI threatened, against or affecting CSI, CCSI or any of their respective properties, assets or business or any director, officer, employee or agent (in his, her or its capacity as such) of CSI, CCSI or NCSI or any Shareholder or to which any assets of CSI or CCSI are subject, or to which any CSI capital stock or CCSI capital stock is subject or relating to the transactions contemplated by this Agreement or the other Transaction Documents or the consummation hereof or thereof. Except as set forth on Schedule 4.9 hereto, neither CSI nor CCSI is subject to or bound by any currently existing judgment, order, writ, injunction or decree. CSI and CCSI are not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality, or of any decision of any arbitrator, mediator or other dispute resolution proceeding.

4.10        Income and Other Taxes. All foreign, federal, state, provincial and local tax returns required to be filed with any Governmental Body to date in connection with the operations of CSI and CCSI have been timely filed, or extensions for the filing of any tax returns have been made, and all taxes required to be paid, and required to be deposited to date in connection with their operations and ownership and use of assets have been timely paid and deposited. All of the information that CSI and CCSI use for their income tax returns for the period of January 1, 2013 through the Closing Date is true and correct in all material respects and reasonably will enable CSI’s and CCSI’s tax preparers to prepare such returns consistently with the income tax returns of prior periods. No audit, examination or similar proceeding is pending or, to the Knowledge of NCSI, threatened in regard to any taxes due from or with respect to CSI or CCSI or any tax return filed by or with respect to CSI or CCSI.

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4.11        Employee Benefit Matters.

(a)          Schedule 4.11(a) hereto contains a true and complete list of each employee welfare benefit plan (as defined in Section 3(l) of ERISA or any similar Canadian statute (an “Employee Welfare Plan”)) currently maintained by CSI or CCSI or to which CSI or CCSI contributes or is required to contribute. Schedule 4.11(b) hereto contains a true and complete list of each employee pension benefit plan (as defined in Section 3(2) of ERISA or any similar Canadian statute (an “Employee Pension Plan”)) currently maintained by CSI or CCSI or to which CSI or CCSI contributes or is required to contribute. The Employee Welfare Plans and the Employee Pension Plans are sometimes collectively referred to herein as the “Plans.”

(b)          With respect to each current Plan, the Purchaser has been provided heretofore true and complete copies of all Plan documents and all documents or instruments establishing or constituting any related trust, annuity contract or other funding instrument, and any amendments thereto.

(c)          With respect to each Plan, to the Knowledge of CSI or CCSI, all premiums, and accruals for all periods ending prior to or as of the Closing Date shall have been made or provided for and there is no material unfunded liability which is not reflected on the Latest Balance Sheet. To the Knowledge of NCSI, all Plans are fully insured with no claim accrual liabilities except as set forth in Schedule 4.11.

(d)          To the Knowledge of NCSI, each Plan has been maintained, funded and administered in all material respects in accordance with its terms and in compliance with all applicable laws, including ERISA and the Code and similar Canadian statutes. With respect to each Plan, to the Knowledge of NCSI (i) there have been no nonexempt prohibited transactions, and (ii) no breach of fiduciary duty (as determined under ERISA or any similar Canadian statute) or any other failure to act or comply in connection with the administration or investment of the assets of such Plan. No action with respect to any Plan (other than routine claims for benefits and appeals of denials of such claims) is pending or to the Knowledge of NCSI threatened.

(e)          To the Knowledge of NCSI, the transfer of the Shares contemplated by this Agreement will not cause the acceleration of vesting in, or payment of, any compensation or benefits under any Plan and will not otherwise accelerate or increase any current or potential liability or obligation under any Plan.

4.12        Consents. Except as set forth on Schedule 4.12, no consents, authorizations, order or approvals of or registration, qualification, designation, declaration or filing with any court, governmental body or agency or instrumentality thereof or any arbitrator or any other Person (“Consents”) is required for the execution and delivery of this Agreement and the other Transaction Documents by NCSI and the consummation of the transactions contemplated hereby and thereby.

4.13        Material Contracts; No Defaults.

(a)          Schedule 4.13(a) hereto contains a true and complete list as of the date hereof of each agreement of CSI and CCSI with their customers and clients (“Customer Agreements”), and true and complete copies of the same have been delivered to Purchaser heretofore. All Customer Agreements have been entered into in the ordinary course of business of CSI and CCSI and reflect terms customarily offered by CSI and CCSI.

(b)          Schedule 4.13(b)(i) hereto contains a true and complete list as of the date hereof of each agreement of CSI or CCSI with its consultants and independent contractors (“Consultant Agreements”), and true and complete copies of the same have been delivered to Purchaser heretofore. All Consultant Agreements have been entered into in the ordinary course of business of CSI and CCSI, and reflect terms customarily offered by CSI and CCSI. Schedule 4.13(b)(ii) hereto contains a true and complete list as of the date hereof of each agreement of CSI or CCSI with its licensees and partners (“Licensee Agreements”), and true and complete copies of the same have been delivered to Purchaser heretofore. All Licensee Agreements have been entered into in the ordinary course of business of CSI and CCSI.

(c)          Schedule 4.13(c) hereto contains a true and complete list of all noncompetition and nondisclosure agreements and nondisclosure covenants under which either of CSI, CCSI, or any Shareholder or Key Employee is or are obligated, and true and complete copies of the same have been delivered to Purchaser heretofore (excluding those entered into with the Purchaser). Except as described in Schedule 4.13(c) hereto, CSI and CCSI are not restricted by any agreement from carrying on their respective business or engaging in any other activity anywhere in the world, and no Shareholder or Key Employee is a party to or otherwise bound or affected by any agreement, covenant or other arrangement or understanding that would restrict or impair his or her ability to perform diligently his or her duties to CSI and CCSI.

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(d)          Schedule 4.13(d) hereto contains a true and complete list and description of all contracts, agreements, employment agreements, understandings arrangements and commitments, written or oral, of CSI and CCSI with any Shareholder, Key Employee or any officer or director of CSI or CCSI, including without limitation severance agreements (other than those contracts disclosed in Schedule 4.13(c) hereto); in each case, a true and complete copy of such contract, agreement, understanding, arrangement or commitment has been delivered to Purchaser heretofore.

(e)          Schedule 4.13(e) hereto contains a true and complete list and description of all other material contracts, agreements, understandings, arrangements and commitments, written or oral, of CSI and CCSI by which they or their respective properties, rights or assets are bound that are not otherwise disclosed in this Agreement or the Schedules hereto. True and complete copies of such written contracts, agreements, understandings, arrangements and commitments and true and complete summaries of such oral contracts, agreements, understandings, arrangements and commitments have been delivered to Purchaser heretofore.

(f)           Except as described in Schedule 4.13(f) hereto, no event or condition has occurred or is alleged to have occurred that constitutes or, with notice or the passage of time, or both, would constitute a default or a basis of force majeure or other claim of excusable delay or nonperformance by CSI or CCSI, or any other person or entity, under any contract, agreement, arrangement, commitment or other understanding, written or oral, described above in this Section 4.13, which default, or the delay or nonperformance of which, individually or in the aggregate, would have a Material Adverse Effect. Except as set forth on Schedule 4.13(f) hereto, to NCSI’s Knowledge, no person or entity with whom CSI or CCSI has such a contract, agreement, arrangement, commitment or other understanding is in default thereunder or has failed to perform fully thereunder by reason of force majeure or other claim of excusable delay or nonperformance thereunder, which default, or the delay or nonperformance of which, individually or in the aggregate, would have a Material Adverse Effect.

(g)          Schedule 4.13(g) lists any agreement or indenture relating to the borrowing of money or to the mortgaging, pledging, guaranteeing or otherwise placing a Lien on any asset or group of assets of CSI or CCSI; any partnership, joint venture, joint development, joint design, collaboration, joint marketing, equity holders’ or other similar contract with any Person; any obligation, or guarantee of any obligation, for borrowed money or otherwise; and agreement with respect to the lending or investing of its funds; and any licensing of intellectual property.

4.14        Employees and Labor Matters. Neither CSI nor CCSI has been, or is now, a party to any collective bargaining agreement or other labor contract. To the Knowledge of NCSI, CSI and CCSI are in compliance in all material respects with all laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. Schedule 4.14 hereto sets forth a list of all employees and independent contractors who have employment contracts or loans or other agreements with CSI or CCSI, true, complete copies of which have been delivered to the Purchaser heretofore. CSI and CCSI have provided to the Purchaser a true, correct and complete copy of all of their respective Employee Manuals and Handbooks and list of benefits. No Key Employee, or group of employees of CSI or CCSI has notified CSI or CCSI of such Person’s or group’s intent to terminate employment with CSI or CCSI, and there are no pending or, to the Knowledge of NCSI, threatened Material disputes, disagreements or controversies between CSI or CCSI, on the one hand, and any employee or consultant of CSI or CCSI on the other hand. Any notice required under any law applicable to CSI or CCSI in order to consummate the transactions contemplated by this Agreement has been or, prior to Closing, will be given.

4.15        Principal Customers and Suppliers.

(a)          Schedule 4.15(a) states a total of all sales of CSI and CCSI for the period from May 31, 2012 through May 31, 2013 to each of the customers that constitute the ten (10) largest customers of CSI and CCSI, on a combined basis, in terms of CSI’s and CCSI’s sales of services during such period, and lists each of such ten (10) largest customers. Except as disclosed on Schedule 4.15(A) none of such customers has given notice of its intention to terminate their business with CSI or CCSI or take any other action, for any reason, which would adversely affect CSI’s or CCSI’s business or relationship with such customer.

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(b)          Except as shown on Schedule 4.15(b), none of the ten (10) largest suppliers of CSI and CCSI, on a combined basis, as listed on Schedule 4.15(b) in terms of CSI’s and CCSI’s purchase of goods or services during the five months ended on May 31, 2013 has terminated its relationship with CSI or CCSI, or imposed Materially more adverse terms on its relationship with CSI or CCSI, on a combined basis, or indicated (for any reason) its intention to terminate such relationship or take such adverse action with respect thereto.

4.16        Books and Records. CSI’s minute book and other books and records of CSI are located at the residence of the Corporate Secretary, at 101 Colorado St. Apt 2904, Austin, TX 78701 or at CSI’s principal offices at 500 West Cummings Park, Ste. 2550, Woburn, MA 01801. The books of account and other financial and corporate records of CSI are in all material respects complete and correct and are accurately reflected in the Financial Statements. The minute book(s) of CSI, as previously made available to the Purchaser and its counsel, contain materially accurate records of all meetings and accurately reflect all other corporate action of the stockholders and directors of CSI through the date hereof. The minute books of CSI will be delivered to the Purchaser at Closing. CCSI’s minute book and other books and records of CCSI are located at the residence of the Corporate Secretary, at 101 Colorado St. Apt 2904, Austin, TX 78701. The books of account and other financial and corporate records of CCSI are in all material respects complete and correct and are accurately reflected in the Financial Statements. The minute book(s) of CCSI, as previously made available to the Purchaser and its counsel, contain materially accurate records of all meetings and accurately reflect all other corporate action of the stockholders and directors of CCSI through the date hereof. The minute books of CCSI will be delivered to the Purchaser at Closing.

4.17        Intellectual Property. CSI owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and, to NCSI’s Knowledge, as presently proposed to be conducted (the “Intellectual Property”), without any Known infringement of the rights of others. CCSI owns or possesses sufficient legal rights to all the Intellectual Property necessary for its business as now conducted and, to NCSI’s Knowledge, as presently proposed to be conducted, without any Known infringement of the rights of others.

4.18        Authorization. CSI has all requisite corporate power and authority to execute, deliver and perform the Transaction Documents to which it is a party. All corporate action required to be taken by CSI’s Board of Directors in order to authorize CSI to enter into and perform the Transaction Documents to which it is a party has been taken or will have been taken prior to the Closing. The Transaction Documents to which CSI is a party, when executed and delivered by CSI, shall constitute the valid and legally binding obligation of CSI, enforceable against CSI in accordance with its terms except: (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.19        Absence of Changes. Except as set forth on Schedule 4.19, since December 31, 2012, there has not occurred any event, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect on CSI and CCSI, on a combined basis.

4.20        Absence of Undisclosed Liabilities. Except as set forth on Schedule 4.20, CSI and CCSI have no liability and there is no basis for any claim with respect to any liability that has, or could reasonably be expected to have, a Material Adverse Effect on CSI and CCSI, on a combined basis, except in either case for (a) liabilities set forth on the Latest Balance Sheet, and (b) liabilities which have arisen since the date of the Latest Balance Sheet in the ordinary course of business.

4.21        Legal Compliance.

(a)          Compliance with Laws. Except as set forth on Schedule 4.21, neither CSI nor CCSI has received any communication, written or otherwise, during the past three (3) years from a Governmental Body that alleges that CSI or CCSI is not in compliance with any law applicable to the conduct of its business, the noncompliance with which could reasonably be expected to have a Material Adverse Effect on CSI and CCSI, on a combined basis. To the Knowledge of NCSI, CSI and CCSI are in compliance, in all material respects, with all laws applicable to the conduct of their respective business.

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(b)          Permits. To the Knowledge of NCSI, CSI and CCSI possess all Material certificates, licenses, permits, authorizations and approvals made or issued pursuant to or under, or required by, laws applicable to CSI or CCSI to own, lease and operate its assets and to conduct the business of CSI and CCSI as currently conducted.

4.22        Illegal Payments. Neither CSI, CCSI, nor to the Knowledge of NCSI, any officer, director or employee of CSI or CCSI has: (a) used any funds of CSI or CCSI for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any payment in violation of applicable law to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other payment in violation of applicable law.

4.23        Affiliate Transactions.

(a)          Except as set forth on Schedule 4.23(a) or as related to employment, (i) there are no agreements, understandings, arrangements (in each case whether written or oral), liabilities or obligations between CSI or CCSI, on the one hand, and NCSI or any of the Shareholders, any trustee of the Shareholders, or any current or former shareholder, member, partner, officer, director or manager of CSI, CCSI or any Affiliate of any such Person, on the other hand, (ii) CSI and CCSI do not provide or cause to be provided any assets, services or facilities to any Person described in clause (i) foregoing, (iii) no Person described in clause (i) foregoing provides or causes to be provided any assets, services or facilities to CSI or CCSI, and (iv) CSI and CCSI do not beneficially own, directly or indirectly, any interests or investment assets of any Person described in clause (i).

(b)          Except as set forth on Schedule 4.23(b), and except for the ownership by NCSI of the Shares and the ownership by CSI of the CCSI Shares, none of NCSI or the Shareholders nor any of their Affiliates, as the case may be, have any interest of any nature in any of the assets and properties used for or related to the business or operations of CSI or CCSI.

4.24        Money Laundering Laws. The operations of CSI and CCSI are and have been conducted at all times in compliance in all material respects with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Body (collectively, the “Money Laundering Laws”) and no action involving CSI or CCSI with respect to the Money Laundering Laws is pending or, to the Knowledge of NCSI, threatened.

4.25        Accounts Receivable. The accounts receivable of CSI and CCSI: (a) are collectible in the ordinary course of business in amounts similar to amounts historically collected (net of contractual allowances and bad debt reserves established in accordance with prior practice), (b) represent legal, valid and binding obligations for services actually performed by CSI or CCSI, as applicable, enforceable in accordance with their terms (except as modified by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors), (c) to the Knowledge of NCSI, CSI or CCSI, there are no contests, claims, counterclaims, rights of set off or other defenses with respect to such accounts receivable, and (d) have arisen only from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms.

4.26        Environmental Matters.

(a)          To the Knowledge of NCSI, CSI and CCSI have complied with and are in compliance in all material respects with all applicable Environmental Laws, except where the failure to comply would not have a Material Adverse Effect, and no proceeding is pending or, to the Knowledge of NCSI, threatened, alleging any failure to so comply.

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(b)          CSI and CCSI have not received any notice of any pending or, to the Knowledge of NCSI, threatened litigation, proceeding or claim to the effect that CSI or CCSI may be liable to any Person, or responsible or potentially responsible for the costs of any remedies or removal action or other cleanup costs, as a result of non-compliance with any Environmental Law. There is no past or present action, activity, condition or circumstance that could be expected to give rise to any such liability on the part of CSI or CCSI to any Person for such cleanup costs.

(c)          As used herein, the term “Environmental Law” means any foreign, federal, state, provincial or local law, permit or agreement with any governmental body relating to the environment in effect in any and all jurisdictions in which CSI or CCSI owns or leases property or conducts any business.

4.27        Disclosure. Neither this Agreement nor any of the Disclosure Schedules, other schedules, attachments or exhibits hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE V

Representations and Warranties of Purchaser

The Purchaser hereby represents and warrants to NCSI and the Shareholders that:

5.1          Organization and Good Standing. The Purchaser has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its organization with full power and authority (corporate and otherwise) to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

5.2          Authorization; Compliance with Law. Each of this Agreement and all other Transaction Documents to be executed and delivered by Purchaser hereunder has been duly authorized by all necessary action on the part of the Purchaser, and each of this Agreement and the other Transaction Documents to which Purchaser is a party has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles. The Purchaser is in compliance, in all material respects, with all federal, state and local laws and regulations applicable to it and its business, including without limitation the Securities Act, the Exchange Act, and the regulations promulgated thereunder.

5.3          Purchaser Shares. The Purchaser Shares have been duly authorized by all necessary action, and when issued at Closing, shall be validly issued, fully paid and non-assessable and free and clear of all Liens.

5.4          No Conflicts. Neither the execution, delivery and performance of this Agreement and the other Transaction Documents to which Purchaser is a party, nor the consummation of the transactions contemplated hereby and thereby, nor the issuance of the Purchaser Shares, will conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a default under, or otherwise give any person or entity a basis for nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound or to which any of the property or assets of the Purchaser is subject, nor will such action result in the violation of the provisions of the charter or bylaws of the Purchaser or any statute applicable to it (including, without limitation, the Securities Act, the Exchange Act or the regulations promulgated thereunder), or any order, rule or regulation of any Governmental Body applicable to the Purchaser, or any order, writ, injunction or decree of any court or any arbitrator having jurisdiction over the Purchaser or any of its property or assets.

5.5          Consents. All consents, authorizations and approvals of any Governmental Body or any arbitrator or any other Person required to be obtained by the Purchaser as a result of the consummation of the transactions contemplated by this Agreement, including without limitation the issuance of the Purchaser Shares, have been obtained.

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5.6          Litigation. Except as set forth on Schedule 5.6 hereto, there is no claim, legal action, suit, arbitration, or mediation proceeding or other legal, administrative or governmental investigation, inquiry or proceeding pending or, to the Knowledge of Purchaser threatened, relating to the transactions contemplated by this Agreement or the other Transaction Documents or the consummation hereof or thereof.

5.7          Exchange Act Documents. Purchaser is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and has filed all forms, reports and documents (together with any required amendments thereto) required to be filed by Purchaser with the SEC since February 17, 2012. All such required forms, reports and documents (including those that Purchaser may file subsequent to the date hereof) are referred to herein as the “Purchaser Exchange Act Documents.” As of their respective dates, the Purchaser Exchange Act Documents (i) were prepared in accordance with the requirements of the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser Exchange Act Documents and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Purchaser Exchange Act Document. The Purchaser Exchange Act Documents, taken as a whole, together with any press release that is broadly disseminated after the date of the most recent Purchaser Exchange Act Documents and the date of this Agreement, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Purchaser’s Subsidiaries is required to file any forms, reports or other documents with the SEC. Purchaser has complied materially since February 17, 2012 with all applicable requirements of the Financial Industry Regulatory Authority and the OTC Bulletin Board.

ARTICLE VI

Covenants

NCSI, the Shareholders and Purchaser hereby covenant as follows:

6.1          Ordinary Course. Prior to the Closing Date, NCSI and Shareholder shall cause each of CSI and CCSI to conduct its business in the usual and ordinary course, in substantially the same manner as theretofore conducted, use commercially reasonable efforts (in compliance with this Agreement) to preserve intact its current business and goodwill, to maintain its equipment in good condition and repair, to keep available the services of its current officers and Key Employees and to preserve its relationships with customers, suppliers and others having business dealings with it.

6.2          Dividends; Capital Stock. Prior to the Closing Date, neither CSI nor CCSI shall (i) declare any dividends on, or make other distributions in respect of, any shares of its capital stock; (ii) issue, authorize or propose the issuance of, or purchase or propose the purchase of, any shares of CSI’s or CCSI’s capital stock or securities convertible into or exchangeable with securities of CSI or CCSI; (iii) change the outstanding shares of CSI’s or CCSI’s capital stock into a different number of shares of the same or different class by reason of any reclassification, recapitalization, forward stock split, reverse stock split, combination, exchange of shares or readjustment, or declare a stock dividend thereon; or (iv) obligate itself to do any of the foregoing.

6.3          Covenant Not to Use Name. After the Closing, NCSI and the Shareholders shall not use the name “Control Solutions International”, “Canada Control Solutions International” or any variations thereof as a trademark, service mark, trade name, corporate name, logo, slogan, website and Internet domain name for purposes of conducting or transaction any business.

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6.4          ConfidentialityAny information (except publicly available or freely usable material obtained from another source) respecting any Party or its Affiliates will be kept in strict confidence by all other Parties to this Agreement and their agents. Except as required by law, each Party and their respective Affiliates, directors, officers, employees or agents, will not disclose the terms of the transactions contemplated hereunder at any time, currently, or on or after the Closing, regardless of whether the Closing takes place, except as necessary to their attorneys, accountants, third parties, or professional advisors, in which instance such persons and any employees or agents shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by the applicable Party to keep such information confidential. Except as required by law, each Party shall retain all information obtained from the other and their lawyers on a confidential basis except as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of such Party shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by such Party to keep such information confidential.

6.5          Publicity. If mutually desired by Purchaser and NCSI, Purchaser and NCSI will cooperate with each other in the development and distribution of any news releases and other public disclosures relating to the transactions contemplated by this Agreement and, following the Closing, relating to the business generally. Notwithstanding the foregoing, the provisions of this paragraph shall not be applicable in the event a Party hereto is required to make public disclosure pursuant to the laws of any Governmental Body or securities exchange.

6.6          Required Information. In connection with the preparation of any report, statement, filing notice or application made by or on behalf of Purchaser to any Governmental Body, FINRA, the SEC or other third Person in connection with the transactions contemplated hereby, and for such other reasonable purposes, NCSI, and/or the Shareholders shall, upon request by Purchaser, furnish Purchaser with all information concerning themselves, CSI, CCSI, and directors, officers and employees of CSI or CCSI, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of Purchaser to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

6.7          Insurance. Prior to the Closing, the Purchaser and NCSI shall cooperate in good faith to mutually determine the appropriate levels of insurance that Purchaser shall cause CSI to maintain in effect following the Closing Date, covering acts and omissions of CSI and CCSI prior to the Closing Date (whether through on-going insurance policies purchased by CSI or the purchase of supplemental insurance), In no event will the coverage period continue for more than a period of two (2) years following the Closing Date and shall not include any coverages except::

(i)	Professional Liability insurance covering liability for financial loss due to any error, omission or negligence of CSI or CCSI, their respective employees, directors, officers, agents or subcontractors not to exceed two million dollar in coverage;..

(ii)	Cyber Liability insurance covering liability not to exceed one million ($1,000,000) in coverage.

6.8          Employment Practices Liability insurance not to exceed $1,000,000 in coverage..

NCSI shall bear all increased premiums, associated with such additional insurance coverages to the degree that the additional coverage was not already included in the insurance programs that CSI had maintained immediately prior to the Closing. NCSI shall promptly reimburse Purchaser for all such premiums, costs and expenses if the same shall have been paid by Purchaser or CSI, or Purchaser may deduct such amounts due from the Earn Out payment.

6.9          Transfer Taxes. All transfer, documentary, sales, use, transaction privilege, stamp, registration and other such taxes and fees incurred in connection with this Agreement, if any, shall be borne, jointly and severally, by NCSI and the Shareholders.

ARTICLE VII

Conditions Precedent to Closing

7.1          Conditions of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, any of which may be waived in whole or in part by Purchaser:

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(a)           the Closing shall occur on the date that is no later than 45 days from the date of the completion of the Audit (or such other later date as mutually agreed to by the Parties in writing);

(b)          any necessary amendments to the final Disclosure Schedules shall have been completed and delivered by NCSI and the Shareholders to Purchaser, which shall be correct in all material respects on and as of the Closing Date and satisfactory to Purchaser, in its sole discretion;

(c)          the representations and warranties of NCSI and the Shareholders in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date, and CSI, CCSI, NCSI and the Shareholders shall have complied with all covenants and agreements and satisfied all conditions on their part to be performed or satisfied under this Agreement or any other Transaction Documents on or prior to the Closing Date;

(d)          Schedule 2.1(c) shall have been completed and finalized to the satisfaction of the Purchaser, in its sole discretion;

(e)          there shall not have occurred any Material Adverse Change with respect to CSI and CCSI, on a combined basis;

(f)           NCSI shall have delivered to the Purchaser (i) the original stock certificate or certificates for the Shares being transferred hereunder, duly endorsed for transfer or (ii) a Lost Stock Certificate Affidavit, certifying as to the loss or destruction of such certificate(s), or certifying that a stock certificate representing such Shares was never issued to NCSI, in each case in a form reasonably satisfactory to the Purchaser’s counsel;

(g)          each of NCSI and the Shareholders shall have entered into Covenants Not to Compete/Non-Solicitation with the Purchaser and CSI in form attached hereto as Schedule 7.1(g);

(h)          each current member of the board of directors of CSI and CCSI shall have tendered his or her written resignation to CSI and CCSI, to be effective upon the Closing;

(i)           each officer of CSI and CCSI requested to do so by the Purchaser shall have resigned;

(j)           NCSI and the Shareholders shall have obtained all of the Consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents as set forth in Schedule 4.12;

(k)          the Purchaser shall have obtained, on terms and conditions satisfactory to the Purchaser in the Purchaser’s sole and absolute discretion, all of the financing it needs in order to consummate the transactions contemplated by this Agreement and to fund the working capital requirements of the CSI and CCSI after the Closing;

(l)           RBSM, LLP shall have completed its Audit of CSI’s and CCSI’s 2012 and 2011 Annual Financial Statements and shall have reviewed CSI’s and CCSI’s financial statements for the stub-period for the current fiscal year, the results of which shall be satisfactory to Purchaser, in its sole discretion;

(m)         the Purchaser shall have completed its due diligence of CSI’s and CCSI’s financial and legal documents, materials, books and records, which shall be satisfactory to Purchaser in its sole discretion;

(n)          If required by Purchaser, and at its expense, NCSI and the Shareholders shall have delivered to Purchaser an opinion of counsel to NCSI and the Shareholders in form and substance and attached, hereto as Schedule 7.1(n);

(o)          NCSI shall have delivered to Purchaser signed UCC termination statements by Simon Dealy, Margaret Gesualdi, and all other holders of Liens on the Shares, the CCSI Shares and/or the assets of CSI and/or CCSI;

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(p)          NCSI shall have satisfied its payment obligations, or made arrangements satisfactory to Purchaser for the payment of amounts due under that certain Settlement Agreement dated September 21, 2012 between NCSI and the other parties, simultaneously with the Closing;

(q)          Seller shall have delivered a schedule which sets forth all third party consents, authorizations, orders and approvals required to consummate this transaction;

(r)           Seller shall have delivered copies of all material contracts to which CSI is a party which requires third party consent (the “Consent”) pursuant to this transaction;

(s)          Sellers shall have obtained all Consents; and

(t)           NCSI and the Shareholders shall have delivered to the Purchaser such other documents, certificates and instruments as may be reasonably requested by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

7.2          Conditions of NCSI and the Shareholders. The obligations of NCSI or the Shareholders to consummate the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, any of which may be waived in whole or in part by NCSI and the Shareholders:

(a)          The Closing shall occur on the date that is 45 days from the date of the completion of the Audit (or such other later date as mutually agreed to by the Parties in writing);

(b)          the representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date, and the Purchaser shall have complied with all covenants and agreements and satisfied all conditions on its part stated to be performed or satisfied under this Agreement prior to the Closing Date;

(c)          the Purchaser shall have paid the Cash Portion of the Purchase Price in immediately available funds, as required by Section 2.2(a) hereof; and shall have duly executed and delivered to NCSI either (i) certificates representing the Purchaser Shares or (ii) evidence reasonably satisfactory to NCSI’s counsel that the Purchaser Shares have been duly issued to NCSI and that NCSI is reflected as the owner thereof on the books and records of the Purchaser;

(d)          Schedule 2.1(c) shall have been completed and finalized to the satisfaction of NCSI and the Shareholders, in their sole discretion;

(e)          the Purchaser shall have delivered to NCSI and the Shareholders such documents, certificates and instruments as may be reasonably requested by NCSI or the Shareholders in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

(f)           The Purchaser shall have signed and delivered to the Sellers, the duly executed Consent Letter described in that certain Settlement Agreement between NCIS and other parties dated September 21, 2012.

(g)          the Purchaser shall have the registration rights in the form attached hereto as Schedule 7.2(f).

(h)          the Purchaser shall have delivered to each of the Shareholders his or her respective Employment Agreement in the form attached hereto as Exhibit XX, executed by the Purchaser in accordance with Section 2.3.

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ARTICLE VIII

Indemnification

8.1          Survival of Representations and Warranties.

All representations and warranties of NCSI and the Shareholders in Article III and Article IIIA shall survive the Closing and shall terminate four (4) years from the Closing Date and thereafter shall be of no force or effect except for any claim with respect to which notice has been given to the Party to be charged prior to such expiration date; provided, however, that any indemnification claims based on fraud shall not expire on such expiration date. All representations and warranties of NCSI and the Shareholders contained in Article IV this Agreement shall survive the Closing and shall terminate twelve (12) months from the Closing Date and thereafter shall be of no force or effect, except for any claim with respect to which notice has been given to the party to be charged prior to such expiration date; provided, however, that any indemnification claims based on fraud shall not expire on such expiration date; and provided further, however, that representations of Section 4.10 (Income and Other Taxes), Section 4.11 (Employee Benefit Matters) and Section 4.26 (Environmental Matters) shall expire upon the termination of any applicable statutes of limitations.

8.2          Indemnification.

(a)          Subject to the terms of this Agreement, including without limitation the floor and caps on indemnification set forth in Section 8.2(c), NCSI and the Shareholders agree to indemnify, defend, save and hold harmless, Purchaser, CSI, CCSI, their respective officers, directors, employees, agents, and representatives from and against any loss, cost, expense, liability, claim or legal damages (including, without limitation, reasonable fees and disbursements of counsel) (collectively, “Damages”) arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty of NCSI or any Shareholder (but only with respect to such Shareholder for representations and warranties under Article IIIA) in this Agreement; (ii) any Damages arising from or in connection with CSI and/or CCSI for the period prior to the Closing Date, the Excluded Liabilities and/or the Excluded Assets; or (iii) any failure of NCSI or any Shareholder (but only with respect to such Shareholder) to perform or observe fully any covenant, agreement or provision to be performed or observed by it pursuant to this Agreement.

(b)          Subject to the terms of this Agreement, including without limitation the floor and the cap on indemnification set forth in Section 8.2(c), the Purchaser agrees to indemnify, defend, save and hold harmless, NCSI and the Shareholders and NCSI’s officers, directors, employees, agents, and representatives from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty of the Purchaser in this Agreement; or (ii) any failure of the Purchaser to perform or observe fully any covenant, agreement or provision to be performed or observed by it pursuant to this Agreement.

(c)          Notwithstanding any other provision of this Agreement, (i) no claim shall be made for indemnification under Section 8.2(a) or Section 8.2(b) unless and until the Damages exceed $25,000 in the aggregate, in which event the Party seeking indemnification hereunder (the “Indemnified Party”) shall be entitled to indemnification from the Party obligated to provide indemnification hereunder (the “Indemnifying Party”) for the entire amount of such Damages from the first dollar; (ii) the aggregate amount of any claims for indemnification made by the Purchaser under Section 8.2(a) shall not exceed the total of the Cash Portion of the Purchase Price, plus $170,000 plus any Earn Out paid as of the date of such claim; (iii) the aggregate amount of any claims for indemnification made by NCSI and the Shareholders under Section 8.2(b) shall not exceed the Cash Portion of the Purchase Price, plus $170,000 plus any Earn Out paid as of the date of such claim; and (iv) with respect to each Shareholder, the amount of any indemnification payable by such Shareholder individually shall not exceed the product of the cap set forth in clause (iii) above multiplied by the percentage ownership of NCSI’s shares held by the such Shareholder as of the Closing Date; provided, however, that the floor and caps provided in the foregoing clauses shall not apply to indemnification claims based on fraud and/or based on breach of Section 4.10 (Income and Other Taxes). Any indemnification based on claims by the Purchaser shall be paid first by deducting such amounts from any Earn Out, if any, under this Agreement, then by returning and forfeiting the sufficient number of Purchaser Shares (which shall be valued, for these purposes, at $1.50 per share) to Purchaser, and then by NCSI and Shareholders making direct payments to the Purchaser.

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(d)          The Indemnified Party shall deliver notice of any claim for indemnity under Section 8.2(a) or Section 8.2(b), as applicable, in writing to the Indemnifying Party promptly after a discovery by the Indemnified Party of such claim, setting forth with reasonable specificity the amount claimed and the underlying facts supporting such claim to the extent known by the Indemnifying Party; provided however, that the failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligation to indemnify under this Agreement unless the claim arises from a third party and the rights of the Indemnifying Party are thereby materially prejudiced. The Indemnifying Party shall have fifteen (15) days to accept or dispute such claim. Any undisputed claims shall be satisfied within such fifteen (15) day period. Any disputes that the Parties are not mutually able to resolve within fifteen (15) days after the Indemnifying Party has disputed the claim (or the end of such fifteen (15) day period, whichever is earlier), shall be finally settled by arbitration in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association in force at such time, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This agreement to arbitrate shall be specifically enforceable and following the Closing shall be the sole and exclusive remedy of the Indemnified Party for the resolution of any disputes related to the subject matter of this Agreement; provided however that such agreement to arbitrate, such exclusive remedy or the limitations on liability set forth herein shall not preclude the Indemnified Party from pursuing any claim for injunctive relief or action to compel arbitration which the Parties may make in any court of competent jurisdiction.

(e)          After receipt by the Indemnified Party of notice of the commencement of any action or other claim by a third party that may give rise to a claim of indemnity hereunder (a “third party claim”), the Indemnified Party will, in a timely manner, notify the Indemnifying Party of the third party claim, but the failure to notify Indemnifying Party shall not relieve the Indemnifying Party of its obligation to indemnify under this Agreement unless the lack of timeliness materially prejudices the Indemnifying Party’s ability to defend against such third party claim. After receipt of such notice the Indemnifying Party shall, in a timely manner, undertake the defense or settlement of such third party claim with counsel reasonably satisfactory to the Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to the Indemnifying Party). The Indemnifying Party shall not settle any such action without the consent of the Indemnified Party, which shall not be unreasonably withheld.

ARTICLE IX

Termination, Amendment and Waiver

9.1          Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

(a)          by mutual agreement of the Parties hereto;

(b)          by any Party hereto if the Closing has not occurred on or before the date that is 60 days after the date of completion of the Audit (or such later Closing Date as may have been agreed to by the Parties in writing);

(c)          by the Purchaser if: (i) at any time there has been a material misrepresentation, breach of warranty or breach of covenant by NCSI or the Shareholders under this Agreement; or (ii) any condition precedent to Closing set forth in Section 7.1 of this Agreement has not been met on the Closing Date, and, in each case, Purchaser is not then in default of its obligations hereunder; and

(d)          by NCSI or the Shareholders if: (i) at any time there has been a material misrepresentation, breach of warranty or breach of covenant by Purchaser under this Agreement; or (ii) any condition precedent to Closing set forth in Section 7.2 of this Agreement has not been met on the Closing Date, and, in each case, NCSI and the Shareholders are not then in default of their obligations hereunder.

9.2          Effect. In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability for any reason on the part of any Party hereto, or any officer, director, employee, agent or representative of any Party hereto or any person who Controls a Party hereto, except for willful breach.

9.3          Amendment. This Agreement may be amended at any time only by a written instrument executed by the Purchaser, NCSI, and the Shareholders.

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9.4          Waiver. Compliance with or performance under any term or provision of this Agreement may be waived in writing by mutual agreement of the Purchaser, NCSI and the Shareholders.

ARTICLE X

General Provisions

10.1        Complete Agreement and other Matters. This Agreement (a) constitutes the entire agreement and supersedes all other prior and contemporaneous promises, covenants, understandings, representations, warranties, agreements and undertakings, both written and oral, among the Parties hereto with respect to the subject matter hereof; (b) is not intended to confer upon any person or entity any rights or remedies hereunder or with respect to the subject matter hereof except an specifically provided in this Agreement; (c) shall not be assigned by operation of law or otherwise; (d) shall be governed by, and construed in accordance with, the internal laws (and not the law of conflicts) of the State of New York; (e) may be executed in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts together shall constitute a single agreement; (f) may be executed by facsimile signature, provided that the original thereof is provided to the other Parties promptly thereafter; and (g) shall be construed without regard to headings or captions, or gender, or whether a reference is to the singular or plural. NCSI, the Shareholders and the Purchaser agree that service of process by registered or certified mail, return receipt requested, at his, her or its address specified in or pursuant to Section 10.5 is reasonably calculated to give actual notice.

10.2        Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party or Parties incurring the same, it being expressly understood by the Parties hereto that NCSI, and not the Shareholders, shall be liable for the costs and expenses of the Shareholders and their counsel and other advisors in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, the Parties agree that (i) NCSI will pay, regardless of whether or not the Closing occurs, the lesser of $22,500 or 50% of the fees for the Audit, and (ii) Purchaser will pay the excess of the fees for the Audit for which NCSI is not responsible pursuant to clause (i).

10.3        Broker’s Fees. Each of the Purchaser and NCSI agree to pay the fees of any broker hired by it and to indemnify and hold the other Parties harmless from any claim by any broker, finder, banker or intermediary hired or claiming to have been hired by it.

10.4        Further Action. Subject to the terms and conditions provided in this Agreement, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, the Shareholders or Purchaser, as the case may be, shall take, or cause to be taken, all such necessary action.

10.5        Notice. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given: (a) upon receipt if delivered personally; (b) one (1) Business Day following the date sent when sent by reputable overnight courier (such as FedEx) and (c) three (3) Business Days following the date mailed when mailed by registered or certified mail, return receipt requested and postage prepaid, at the following addresses:

(a) As to Purchaser:	Staffing 360 Solutions, Inc.
641 Lexington Avenue
Suite 1526
New York, NY 10022
Attention: A.J. Cervantes

With a copy to:	Ellenoff Grossman & Schole LLP
150 East 42nd Street, 11th Floor
New York, NY 10017
Attention: Barry I. Grossman, Esq.

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(b) As to Shareholders and NCSI:

If to Simon Dealy	Mr. Simon Dealy
36 West St.
Reading, MA 02472

If to Margaret Gesualdi:	Ms. Margaret Gesualdi
22 Oakdene Ave.
Cliffside Park, NJ 07010

If to Charlie Cooper	Mr. Charles Cooper
101 Colorado St. Apt 2904
Austin, TX 78701

If to NCSI:	NewCSI, Inc.
101 Colorado St. Apt 1805
With a Copy to:	Austin, TX 78701

Each of the Shareholders

or to such other address, or to such other authorized recipient of any notice hereunder, as any Party shall in writing deliver to all other Parties in accordance with this Section 10.5.

10.6        Right of Set-Off. Purchaser shall have the right to set-off against and apply the Earn-Out, if any, against any and all other amounts, payments and charges determined , pursuant to Section 8.2(D) to be owing by NCSI and/or the Shareholders to Purchaser under this Agreement.

10.7        Survival. The covenants and agreements of the Parties shall survive the Closing indefinitely.

[Signature page follows]

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IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, as an instrument under seal, all as of the date first above set forth.

PURCHASER:

Staffing 360 Solutions, Inc.

By	/s/ Allan Hartley
Name: Allan Hartley
Title: Chief Executive Officer

SHAREHOLDERS:

/s/ Simon Dealy
Simon Dealy

/s/ Margaret Gesualdi
Margaret Gesualdi

/s/ Charles Cooper
Charles Cooper

NCSI:

NewCSI, Inc.

By	/s/ Simon Dealy
Name: Simon Dealy
Title: CEO & President

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